Exhibit 10.5

TELLURIAN INC.

EXECUTIVE SEVERANCE PLAN

(Effective January 6, 2022)

TELLURIAN INC.

EXECUTIVE SEVERANCE PLAN

(Effective January 6, 2022)

ARTICLE I
INTRODUCTION; ESTABLISHMENT OF PLAN

Tellurian, Inc. (the “Company”) hereby establishes a severance benefit plan known as the Tellurian Inc. Executive Severance Plan (the “Plan”), effective as of the Effective Date, as set forth in this document. The Plan is intended to provide separation benefits to certain specified executives who are designated as eligible for benefits under this Plan, who lose their employment (other than for Cause) under the circumstances set forth herein.

ARTICLE II
DEFINITIONS

2.1              Defined Terms. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)              Affiliate.  The Company and any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.

(b)              Base Salary. The Participant’s annual base salary in effect immediately preceding the Date of Termination.

(c)              Board.  The Board of Directors of the Company.

(d)              Cause.  Termination of employment resulting from (a) the Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (b) the Participant’s gross negligence with regard to the Company or any Affiliate (including Tellurian Services LLC) in respect of the Participant’s duties for the Company or any Affiliate (including Tellurian Services LLC); (c) the Participant’s willful misconduct having or, which in the good faith discretion of the Plan Administrator could have, an adverse impact on the Company or any Affiliate (including Tellurian Services LLC) economically or reputation-wise; (d) the Participant’s material breach of the Plan, or any employment, consulting or similar agreement between the Participant and the Company or one of its Affiliates (including Tellurian Services LLC) or material breach of any code of conduct or ethics or any other policy of the Company or any Affiliate (including Tellurian Services LLC), which breach (if curable in the good faith discretion of the Plan Administrator) has remained uncured for a period of ten (10) days following delivery of written notice to the Participant specifying the manner in which the agreement or policy has been materially breached; or (e) the Participant’s continued or repeated failure to perform his or her duties or responsibilities to the Company or any Affiliate (including Tellurian Services LLC) at a level and in a manner satisfactory to the Plan Administrator in its sole discretion, which failure has not been cured to the satisfaction of the Plan Administrator following notice to the Participant. To the extent a Participant is terminated as a member of the Board or the board of directors of any Subsidiary of the Company, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of a Participant’s employment in anticipation of a termination of such Participant’s employment by the Company or any of its Affiliates for Cause shall be deemed to be a termination by the Company for Cause. Whether the Participant has been terminated for Cause will be determined by the Company’s Chief Executive Officer (or his or her designee) in his or her sole discretion or, if the Participant is or is reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board in its sole discretion.

(e)              Change in Control.   Means the occurrence of any of the following after the Effective Date:

(i)                 any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Exchange Act Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any Subsidiary or Affiliate, (2) any acquisition by the Company or any Subsidiary or Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (A) and (B) of Section 2.1(e)(iii), below, or (5) any acquisition of additional securities by any Exchange Act Person who, as of the Effective Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;

(ii)              individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)            consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iv)             approval by the stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only with respect to the applicable Participant and only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (a) through (c) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(f)               Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g)              Company.  Tellurian Inc. and any successor to such entity.

(h)              Date of Termination.  The date on which a Participant has a Separation from Service from the Participant’s Employer.

(i)                Disability.  The Participant is eligible to receive benefits under the Company’s group long-term disability plan maintained by the Company or the applicable Employer, as in effect from time to time.

(j)                Effective Date.  January 6, 2022.

(k)               Eligible Employee.  Any full-time employee of the Company or a Related Entity who is a member of the executive committee of the Company; provided, however, that the Chief Executive Officer of the Company and the Executive Chairman of the Board shall not be Eligible Employees for purposes of the Plan.

(l)                Employer. The Company or Related Entity that is the common law employer of the Eligible Employee.

(m)              ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(n)              Exchange Act. The Securities Exchange Act of 1934, as amended, and any successor law thereto.

(o)              Good Reason.  With respect to a Participant’s Separation from Service, the occurrence of any one of the following events, without Participant’s written consent: (i) a material diminution in the Participant’s base salary; or (ii) relocation of the Participant’s primary work location by more than 50 miles from its then current location; provided that Participant has notified the Company in writing of the event described in (i) or (ii) above within sixty (60) days after the occurrence of such event, the Company (or its successor) has within thirty (30) days thereafter failed to restore Participant to the appropriate location or salary and Participant actually terminates employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.

(p)              Participant.  An Eligible Employee who meets the requirements of ARTICLE III.

(q)              Plan.  The Tellurian Inc. Executive Severance Plan, as set forth in this document.

(r)               Plan Administrator.  The Compensation Committee of the Board.

(s)               Protection Period. The period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control.

(t)               Related Entity. Any Affiliate that is treated as the same “service recipient” or “employer” as the Company pursuant to Treasury Regulation Section 1.409A-1(h)(3).

(u)              Restricted Period. The duration of the Participant’s employment with the Company or an Affiliate and a period of twelve (12) months thereafter.

(v)              Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(w)              Severance Pay. Cash severance payable to a Participant as determined pursuant to ARTICLE IV and Appendix A and Appendix B to this Plan, as applicable.

(x)               Subsidiary. A corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.

(y)              Target STI Amount.  The product of (i) the current target short-term incentive multiple established for the Participant under the short-term incentive compensation component of the Tellurian Inc. Incentive Compensation Program as of immediately preceding the Date of Termination, multiplied by (ii) the Participant’s current Base Salary.

ARTICLE III
ELIGIBILITY FOR BENEFITS

3.1              Eligibility Requirements.  Only Eligible Employees who meet all of the requirements of Sections 3.2 through 3.4 of this ARTICLE III shall become Participants in the Plan and be entitled to the severance benefits set forth in ARTICLE IV.

3.2              Duration of Participation.  Once an individual becomes a Participant in the Plan, he or she shall continue to be a Participant in the Plan until the soonest of (i) the date the Participant terminates employment in a manner not entitling such Participant to payments or other benefits under the Plan, (ii) the date on which the Participant and the Company agree in writing that the individual shall no longer be a Participant in the Plan, (iii) the date the Plan is amended to terminate the individual’s participation in the Plan in accordance with Section 9.2, below, or (iv) other than during the Protection Period, the date on which the Participant ceases to be an Eligible Employee due to a change in such Participant’s title or as otherwise determined by the Board.  For purposes of clarity, once a Participant incurs a Separation from Service entitling the Participant to benefits under ARTICLE IV below, such Participant shall remain entitled to such payments or benefits until they have been paid to the Participant in full.

3.3              Qualifying Termination. A Participant shall be entitled to separation benefits as set forth in ARTICLE IV below if the Participant incurs a Separation from Service from the Employer that is (a) initiated by the Employer for any reason other than Cause, death, or Disability, or (b) initiated by the Participant for Good Reason during the Protection Period (a “Qualifying Termination”). If the Participant incurs a Separation from Service for any other reason, the Participant shall not be entitled to any payments or benefits hereunder. An Eligible Employee who is not a Participant on his or her Date of Termination shall not be entitled to any payments or benefits hereunder.

3.4              Active Employment Required. The Eligible Employee must continue to work productively for the Employer, as determined in the sole discretion of the Plan Administrator, until it is determined that the Eligible Employee’s services are no longer necessary. If the Eligible Employee terminates employment prior to the Eligible Employee’s termination date that would otherwise qualify under Section 3.3, the Eligible Employee will not be eligible for severance benefits hereunder.

ARTICLE IV
SEPARATION BENEFITS

4.1              Outside of Protection Period. In the event the Participant’s Date of Termination as resulting from a Qualifying Termination occurs outside of the Protection Period, and contingent upon (i) the Participant timely executing and not revoking the Release in accordance with Section 4.3 below, and (ii) the Participant’s compliance with the restrictive covenants set forth in ARTICLE VIII below, the Company shall pay or provide to Participant the Severance Pay and benefits set forth in Appendix A.

4.2              During Protection Period Upon a Change in Control. In the event the Participant’s Date of Termination resulting from a Qualifying Termination occurs during the Protection Period and contingent upon (i) the Participant timely executing and not revoking the Release in accordance with Section 4.3 below, and (ii) the Participant’s compliance with the restrictive covenants set forth in ARTICLE VIII below, the Company shall pay or provide to Participant the Severance Pay and benefits set forth in Appendix B.

4.3              Release. As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this ARTICLE IV, the Participant must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the Date of Termination, or within forty-five (45) days following the Date of Termination in case of a group layoff, and not revoke such Release within the subsequent seven (7) day revocation period (if applicable). No severance payments under this Plan shall be paid or provided unless and until the Release becomes effective. Any payments that would otherwise have been due prior to the date the Release becomes effective shall be withheld and paid on the first payroll period on which severance pay is paid.

4.4              Board Resignation. As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this ARTICLE IV, the Participant must tender his or her resignation from the Board and the board of directors of any of the Company’s Affiliates upon termination of Participant’s employment with the Company, which resignation the Board or the applicable board of directors may or may not accept.

ARTICLE V
REEMPLOYMENT BY EMPLOYER OR SUCCESSOR

5.1              Severance Offset. If a Participant who has received Severance Pay under ARTICLE IV of this Plan, or any other severance payment or benefits from the Company or an Employer within the previous 24 months (collectively, the “Prior Severance”) is reemployed by any Employer, then in the event of such Participant’s subsequent Qualifying Termination, the Participant’s Severance Pay payable to the Participant under this Plan shall be offset by the amount of any such Prior Severance. For the avoidance of doubt, in the event that the amount of any Prior Severance equals or exceeds any Severance Pay payable pursuant to this Plan upon a subsequent Qualifying Termination, the Participant shall not be eligible to receive any Severance Pay under this Plan.

5.2              Ineligibility for Certain Engagements.  Participants who have received or are currently receiving Severance Pay shall not be eligible for temporary employment, or work as an independent contractor or a contract laborer with any Employer, unless the Participant agrees as a condition of such engagement to forfeit any Severance Pay otherwise payable during the period of that engagement.

ARTICLE VI

SECTION 280G

6.1              Best Net After-Tax.  If any of the payments to a Participant (prior to any reduction, below) provided for in this Plan, together with any other payments which Participant has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Code, without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, as determined on a net, after-tax basis as described below, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (without any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of Participant’s actual marginal rate).

6.2              Reduction of Payments.  If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall be made in accordance with Section 409A of the Code and shall occur in the following order: (i) the payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other payments and benefits shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

6.3              Performance of Calculations. The calculations in Section 6.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

ARTICLE VII
SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VIII
CONFIDENTIAL MATERIAL AND PARTICIPANT OBLIGATIONS

8.1              Proprietary and Confidential Information. Each Participant’s employment with the Company allows the Participant access to Proprietary and Confidential Information to which Participant would not otherwise be privy. For purposes of this Plan, “Proprietary and Confidential Information” is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of the Company or its Affiliates. This includes, but is not limited to, any and all non-public information relating to the Company, its Affiliates, or their business, operations, financial affairs, performance, assets, pricing and pricing strategies, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply. Proprietary and Confidential Information includes both information developed by Participant for the Company and its Affiliates and information Participant obtained while in the Company’s employment. All Proprietary and Confidential Information, whether created by Participant or other employees, shall remain the property of the Company and its Affiliates.

8.2              Non-Disclosure and Return. Each Participant understands and agrees that the Proprietary and Confidential Information is confidential information that the law treats as privileged, thereby protecting an employer from use without consent. Accordingly, as a condition of participation in this Plan, each Participant agrees that the Participant will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert the Company’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Participant’s responsibilities during employment with the Company, or as required by law. Upon termination of a Participant’s employment with the Company, the Participant shall immediately return to the Company all property in Participant’s possession or control that belongs to the Company, including all property in electronic form and all copies of Proprietary and Confidential Information.

8.3              Statutory Notification. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Participants have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Participants also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.4              Former Employer Information. Each Participant agrees that the Participant will not, during the Participant’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that the Participant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

8.5              Third Party Information. Each Participant recognizes that the Company may have received, and in the future may continue to receive, from third parties their confidential or proprietary information as they may so designate, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Each Participant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Participant’s work for the Company consistent with the Company’s agreement with such third party.

8.6              Notification to New Employer. In the event that a Participant’s employment with the Company ends, the Participant consents to notification by the Company to any subsequent employer of the Participant’s rights and obligations under this Plan.

8.7              No Solicitation of Clients Using Proprietary and Confidential Information. Each Participant further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any Proprietary and Confidential Information concerning any of the clients of the Company. In addition, each Participant shall not use any such Proprietary and Confidential Information to solicit, take away, or attempt to call on, solicit or take away any of the clients of the Company on whom the Participant called or whose accounts the Participant had serviced during employment with the Company, whether on the Participant’s own behalf or for any other person, firm, or the Company.

8.8              No Solicitation of Employees. Each Participant understands and acknowledges that as an employee of the Company the Participant has certain fiduciary duties to the Company that would be violated by the solicitation and/or encouragement of the Company employees to leave the employ of the Company. Each Participant therefore agrees that the Participant will not, during the Restricted Period, solicit any of the Company’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with the Company, either directly or through any third parties. Each Participant agrees that any such solicitation during the Restricted Period would constitute unfair competition.

8.9              Non-Competition. Each Participant acknowledges that during the course of the Participant’s employment with the Company and its Affiliates, Participant will become familiar with the Company’s trade secrets and Proprietary and Confidential Information, that Participant will represent and embody the goodwill of the Company in Participant’s dealings with others, and that Participant’s services will be of special, unique, and extraordinary value to the Company, and, therefore, and as a further material inducement for the Company and its Affiliates to employ Participant and to cover Participant under this Plan, Participant agrees that during the Restricted Period, Participant shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly: (i) advise or participate in the formation or management of any Competing Business (defined below); (ii) render any services to a Competing Business (whether as a partner, member, principal, employee, consultant, volunteer, or otherwise); or (iii) own any portion of, or be associated in any way with, any Competing Business; provided, however, that nothing in this Section 8.9 shall preclude Participant from investing Participant’s personal assets in the securities of any Competing Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Participant beneficially owning, at any time, more than two percent (2%) of such Competing Business. The term “Competing Business” shall mean (i) the selling, distributing, transporting, trading, or marketing of liquefied natural gas inside or outside of the United States; (ii) the designing, permitting, constructing, developing or operating of liquefied natural gas facilities inside or outside of the United States; or (iii) the financing of liquefied natural gas facilities inside or outside of the United States.

8.10          Remedies. Each Participant acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Participant of any of the provisions of this Plan, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Each Participant acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Participant from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Plan, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Participant from engaging in any activities prohibited by this Plan. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this ARTICLE VIII or of any protective covenants or similar provisions in any other agreement with the Company or any Affiliate (including, but not limited to, any protective covenants set forth in any grant agreement or other award agreement), the Company shall have the right to terminate immediately any payments or benefits that may otherwise be due the Participant pursuant to this Plan.

ARTICLE IX
DURATION, AMENDMENT AND TERMINATION

9.1              Duration.  The Plan shall continue in full force and effect until terminated pursuant to Section 9.2 below; provided, however, that all Participants who previously become entitled to any payments hereunder shall continue to receive such payments notwithstanding the termination of the Plan.

9.2              Amendment or Termination.  The Board may amend or terminate this Plan for any reason prior to a Change in Control. In the event of a Change in Control, this Plan may not be amended or terminated during the Protection Period unless (i) required by law, (ii) the amendment increases the benefits payable to Eligible Employees or otherwise improves their rights under the Plan, or (iii) the amendment or termination is otherwise consented to in writing by the affected Eligible Employees.

9.3              Procedure for Extension, Amendment or Termination.  Any amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE X
MISCELLANEOUS

10.1          Offset.  To the extent permitted under Section 409A of the Code, a Participant’s Severance Pay or other benefits under this Plan shall be reduced by any amount that the Participant owes to the Employer or a Related Entity on the Participant’s Date of Termination.

10.2          Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Employer any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Employer regarding termination of employment.

10.3          Named Fiduciary; Administration.

(a)               Plan Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through its Compensation Committee, who shall be the Plan Administrator.  The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan, which determinations (to the extent made in good faith) shall be final and conclusive on all persons claiming payments or benefits hereunder.  The Plan Administrator shall review and determine all claims for benefits under this Plan.

(b)               Indemnification. The Company shall indemnify and hold harmless any designee in the performance of his or her duties under the Plan against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities under the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which any designee shall be indemnified shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

10.4          Claim Procedure.   In the event that the Plan is subject to ERISA, all claims and inquiries concerning benefits under the Plan shall be processed in a manner compliant with Section 502(a) of ERISA.

10.5          Unfunded Plan Status.  All payments pursuant to the Plan shall be made from the general funds of the Company (or if so provided by the Company, the relevant Employer) and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or any Affiliate as a result of participating in the Plan.  Notwithstanding the foregoing, the Company or any Employer may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s or the Employer’s creditors, to assist in accumulating funds to pay obligations under the Plan.

10.6          Section 409A.

(a)               General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10.6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

(b)               Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Plan so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 10.6(c) below.  All payments and benefits provided under this Plan shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)               Specified Employees. Notwithstanding anything to the contrary in this Plan, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to a Participant during the 6-month period following his or her Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

(d)               Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Participant are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.7          Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.8          Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

10.9          Venue. Any controversy or claim under the Plan that has not been resolved after exhaustion of the claims procedure set forth in Section 10.4 shall be brought in a court located in Houston, Harris County, Texas.

10.10      Notices. All notices and all other communications which are required to be given under this Plan must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case (A) if to the Company or to the Plan Administrator, to Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, TX 77002, Attn: Daniel Belhumeur, EVP and General Counsel and Margie Harris, EVP, Chief Human Resources Officer (or to the Company’s then-current headquarters if different than above), or to the EVP and General Counsel’s and Chief Human Resources Officer’s then-current e-mail or facsimile, and (B) if to a Participant, to the most recent contact information on file with the Employer.

10.11      Payment Obligation May be Satisfied by Employer, Tax Withholding.  The Company may satisfy any payment obligation under this Plan by having the Employer make the payment due hereunder. All payments made to Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company or the Employer making such payment.

Appendix A

Severance Benefits for Termination Outside of Protection Period

(a)	A cash severance payment equal to 100% of the Participant’s Base Salary, to be paid ratably on the Company’s regularly scheduled payroll dates over the twelve (12)-month period measured from the Date of Termination (subject to the payment timing rules in Section 4.3);

(b)	Any earned but unpaid short-term incentive under the Tellurian Inc. Incentive Compensation Plan for any performance period completed as of the date of the Qualifying Termination, with payment to occur no later than sixty (60) days after the Date of Termination;

(c)	An additional amount equal to 100% of the Participant’s Target STI Amount for the fiscal year in which the Date of Termination occurs, to be paid in a single lump sum no later than sixty (60) days after the Date of Termination;

(d)	Subject to the Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall subsidize and cover the full cost of COBRA coverage for the Participant and the Participant’s eligible dependents for the lesser of (A) twelve (12) months, or (B) the duration of such COBRA coverage; provided, however, that the foregoing subsidy shall immediately cease on the date on which the Participant obtains other employment that offers group health benefits, irrespective of whether the Participant elects to be covered under such other group health benefits. Notwithstanding the foregoing, in the event that the Company determines in its sole discretion that the provision of the COBRA subsidy provided under this paragraph cannot be provided without potentially violating applicable law, or the provision of the subsidy under this paragraph would subject the Company or any of its Affiliates or the Participant to a material tax or penalty, the Participant shall be provided, in lieu of the COBRA subsidy, with a taxable monthly payment in an amount equal to the monthly premium that the Participant would be required to pay to continue the Participant’s and his or her covered dependents’ group health benefit coverages under COBRA as then in effect (which amount shall be based on the premiums for the first month of COBRA coverage) for the remainder of the Benefits Continuation Period (the benefits described in this paragraph being the “H&W Benefits”); and

(e)	Outplacement services with a provider of the Company’s choice at a level commensurate with the Participant’s position for the period of twelve (12) months following the Date of Termination.

Appendix B

Severance Benefits for Termination Within Protection Period

(a)	A cash severance payment equal to 200% of the Participant’s Base Salary, payable in a single lump sum no later than the sixtieth (60th) day following the date of the Date of Termination;

(b)	Any earned but unpaid short-term incentive under the Tellurian Inc. Incentive Compensation Plan for any performance period completed as of the date of the Qualifying Termination, with payment to occur no later than sixty (60) days after the Date of Termination;

(c)	An additional amount equal to 200% of the Participant’s Target STI Amount, payable in a single lump sum no later than sixty (60) days after the Date of Termination;

(d)	The H&W Benefits set forth in Section (c) of Appendix A, but substituting “eighteen (18) months” for “twelve (12) months” where it appears in such Section; and

(e)	Outplacement services with a provider of the Company’s choice at a level commensurate with the Participant’s position for the period of eighteen (18) months following the Date of Termination.